Exhibit 5.1

NIXON PEABODY LLP

100 Summer Street

Boston, MA 02110

June 25, 2004

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by you with the Securities and Exchange Commission (the “Commission”) on June 25, 2004 in connection with the registration under the Securities Act of 1933, as amended, of a total of 5,276,103 shares of your Class B common stock, $0.01 par value per share (the “Shares”) reserved for issuance under the 2003 Amended and Restated Stock Incentive Plan and the 2004 Employee Stock Purchase Plan. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Very truly yours,

/s/ Nixon Peabody LLP